Exhibit 99.1

United-Guardian Announces Stock Repurchase

Board of Directors Approves the Repurchase of 350,000 Shares at a Discount From Ken Globus

HAUPPAUGE, N.Y., May 17, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) today reported that its Board of Directors and its President and largest stockholder, Ken Globus, have reached agreement on the repurchase by the Company of 350,000 shares of Company stock owned by Mr. Globus. The block of shares, which represents approximately 7% of the total shares outstanding, is being acquired by the Company for consideration of $10.75 per share, which is a 13% discount to the weighted average closing share price for the 60 trading days prior to May 6, 2010, and a 12% discount to yesterday's closing share price.  The shares being sold had been inherited by Mr. Globus last year from the founder of the Company, Alfred R. Globus, and are being sold by Mr. Globus for estate planning purposes. The purchase is expected to close in the next few weeks and is subject to customary closing conditions.

Following receipt by the Company of an informal proposal from Mr. Globus to sell some of his Company stock back to the Company, the Board of Directors formed a Special Committee of independent directors to determine a fair price and negotiate the terms of a sale with Mr. Globus. The Special Committee retained the investment banking services of Coady Diemar Partners, LLC, which provided a fairness opinion to the Special Committee stating that "the consideration proposed to be paid by the Company under the repurchase is fair from a financial point of view to the Company." The Special Committee recommended the transaction to the full Board of Directors, excluding Mr. Globus who had recused himself from the Board vote. Subsequently, the remaining Board members unanimously approved the transaction.

Arthur Dresner, Chairman of the Special Committee, stated that "United-Guardian's Board of Directors believes that this purchase represents a prudent use of a portion of the Company's cash and demonstrates the Board's confidence in the long-term potential for the Company. The Board and management continue to believe that the intrinsic value of the Company's shares exceeds the repurchase price. The transaction is expected to be accretive to the Company's earnings and is not expected to change the Company's current dividend payout policy."

The total transaction will require approximately $3.8 million and will come from the Company's cash and marketable securities balances, which, at March 31, 2010, exceeded $13.1 million.   Robert Rubinger, the Company's Executive Vice President, commented, "After the completion of the transaction, the Company will still retain sufficient funds to cover its business requirements for the foreseeable future."

Mr. Globus concluded, "The sale of a portion of my inherited shares was solely for estate planning purposes.  I remain the Company's largest stockholder and continue to be as dedicated as ever to the success of the Company."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900